Exhibit 3.1

Certificate of Amendment

of

Amended and Restated Certificate of Incorporation

of

Tyme Technologies, Inc.

Tyme Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

1.    The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2.    Article 6 of the Certificate of Incorporation is hereby amended by amending and restating such article in its entirety as follows:

6.1    Meetings of Stockholders.

(a)    Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of, the board of directors in its sole and absolute discretion.

(b)    Special Meetings. Subject to the rights of the holders of one or more series of preferred stock then outstanding and having a preference over the Common Stock as to dividends or upon liquidation as provided for or fixed pursuant to the provisions of Article 4, a special meeting of the stockholders shall be called only by, and in accordance with, the resolution of the board of directors in its sole and absolute discretion.

6.2    Number; Class; and Term of Directors.

Number of Directors. The business and affairs of the corporation shall be managed by, or under the direction of, the board of directors. The total number of directors constituting the entire board of directors of the corporation shall be fixed from time to time by the board of directors in its sole and absolute discretion.

Classes of Directors. The board of directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Election; Terms of Office. Except as otherwise provided by, and subject to the terms of this Article 6, a nominee for director shall be elected to the Board of Directors by a plurality of votes cast at an annual meeting of stockholders. Except for the terms of such additional directors, if any, as elected by the holders of any series of preferred stock and as provided for or fixed pursuant to the provisions of Article 4 hereof, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Removal. Any director or the entire board of directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class, provided, however, removal of additional directors, if any, elected by the holders of any series of preferred stock shall be governed in accordance with the terms of such preferred stock provided for, or fixed pursuant to, the provisions of Article 4 hereof.

Vacancies. Subject to the rights of the holders of one or more series of preferred stock then outstanding as provided for or fixed pursuant to the provisions of Article 4, vacancies on the board of directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely and exclusively filled by (1) a majority of the directors then in office, although less than a quorum, or (2) by a sole remaining director, if applicable, or (3) only in the case where there are no directors then in office, by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

6.3    No Cumulative Voting. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of holders of any class or series of Preferred Stock, no holder of stock or of any class or series thereof shall be entitled to cumulative voting.

IN WITNESS WHEREOF, Tyme Technologies, Inc. has caused this Certificate of Amendment to be executed by the undersigned officer, on this the 2nd day of April, 2018.

TYME TECHNOLOGIES, INC.

By:	/s/ Steve Hoffman
Name:	Steve Hoffman
Title:	Chief Executive Officer